Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of VGH, LLC and its subsidiaries prior to the consummation of the Transactions. Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Original Report.

You should read the following discussion and analysis of our financial condition and results of operations together with our condensed consolidated financial statements and the related notes appearing in Exhibit 99.2 of this Amendment No. 2. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections included in the Original Report (including the disclosures in the Proxy Statement/Prospectus incorporated by reference therein), our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are at the vanguard of a new industry, pioneering the commercial exploration of space with reusable spaceflight systems. We believe the commercial exploration of space represents one of the most exciting and important technology initiatives of our time. This industry has begun growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics. As government space agencies have retired or reduced their own capacity to send humans into space, private companies are beginning to make crucial inroads into the fields of human space exploration. We have embarked into this commercial exploration journey with a mission to put humans into space and return them safely to Earth on a routine and consistent basis. We believe the success of this mission will provide the foundation for a myriad of exciting new industries.

We are a vertically integrated aerospace company pioneering human spaceflight for private individuals and researchers. Our spaceship operations consist of commercial human spaceflight and flying payloads into space. Our operations also include the design and development, manufacturing, ground and flight testing, and post-flight maintenance of our spaceflight vehicles. We focus our efforts in spaceflights using our reusable technology for human tourism and for research and education. We intend to offer our customers, also referred to as Future Astronauts, a unique, multi-day experience culminating in a spaceflight that includes several minutes of weightlessness and views of Earth from space. As part of our commercial operations, we have exclusive access to the Gateway to Space facility at Spaceport America located in New Mexico. Spaceport America is the world’s first purpose built commercial spaceport and will be the site of our initial commercial spaceflight operations. We believe the site provides us with a competitive advantage when creating our spaceflight plans as it not only has a desert climate with relatively predictable weather conditions preferable to support our spaceflights, it also has airspace that is restricted for surrounding commercial air traffic that facilitates frequent and consistent flight scheduling.

Our primary mission is to launch the first commercial program for human spaceflight. In December 2018 we made history by flying our groundbreaking spaceship, SpaceShipTwo, to space. This represented the first flight of a spaceflight system built for commercial service to take humans into space. Shortly thereafter, we flew our second spaceflight in SpaceShipTwo in February 2019, and, in addition to the two pilots, carried a crew member in the cabin. Since our December 2018 spaceflight, over 4,000 individuals have expressed interest in space travel by registering through our website. We had also received reservations for 606 spaceflight tickets and collected approximately $82.2 million in Future Astronaut deposits as of September 30, 2019. With each ticket purchased, Future Astronauts will experience a multi-day journey that includes a tour of the spaceport, flight suit fitting, spaceflight training and culminating with a trip to space on the final day.

We have also developed an extensive set of vertically integrated aerospace development capabilities encompassing preliminary vehicle design and analysis, detail design, manufacturing, ground testing, flight testing, and maintenance of our spaceflight system. Our spaceflight system consists of three primary components: our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; and our hybrid rocket motor.

SpaceShipTwo is a spaceship with the capacity to carry pilots and customers, or payloads, into space and return them safely to Earth. Fundamentally, SpaceShipTwo is a rocket-powered aerospace vehicle that operates more like a plane than a traditional rocket. SpaceShipTwo is powered by a hybrid rocket propulsion system, which we refer to as RocketMotorTwo, which propels the spaceship on a trajectory into space. SpaceShipTwo’s cabin has been designed to maximize the Future Astronaut’s safety, experience and comfort. A dozen windows line the sides and ceiling of the spaceship, offering the Future Astronauts the ability to view the blackness of space as well as stunning views of the Earth below. Our mothership, WhiteKnightTwo, is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet where the spaceship is released for its flight into space. Using WhiteKnightTwo’s air launch capability, rather than a standard ground-launch, reduces the energy requirements of our spaceflight system as SpaceShipTwo does not have to rocket its way through the higher density atmosphere closest to the Earth’s surface.

Our team is currently in various stages of designing, testing and manufacturing additional spaceships, carrier aircraft and rocket motors in order to meet the expected demand for human spaceflight experiences. Concurrently, we are researching and developing new products and technologies to grow our company. We are developing a captive carry/launch service that will be featured in our carrier aircraft, WhiteKnightTwo. Such features of the WhiteKnightTwo, along with its ability to carry heavy payloads into high altitudes, offers us a unique market offering for a wide array of customers in the future.

Our operations also include efforts in spaceflight opportunities for research and education. For example, professional researchers have utilized parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. In most cases, these solutions offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space. Other researchers have conducted experiments on sounding rockets or satellites. These opportunities are expensive, infrequent and impose highly limiting operational constraints. We believe that research experiments will benefit from prolonged exposure to space conditions and yield better results aboard SpaceShipTwo due to the large cabin, gentler flight, relatively low cost, advantageous operational parameters, and frequent flights. As such, researchers and educators are able to conduct critical experiments and obtain important data without having to sacrifice time and resources. Our commitment to advancing research and science was present in our December 2018 and February 2019 spaceflights as we transported payloads into space for research purposes under a NASA flight contract.

We have also leveraged our knowledge and expertise in manufacturing spaceships to occasionally perform engineering services for customers, such as research, design, development, manufacturing and integration of advanced technology systems.

Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Proxy Statement/Prospectus titled “Risk Factors” as incorparted by reference into the Original Report and Amendment No. 2.

Commercial Launch of Our Human Spaceflight Program

We are in the final phases of developing our commercial spaceflight program. Prior to commercialization, we must complete our test flight program, which includes a rigorous series of ground and flight tests, including our baseline spaceflight metrics, flight paths and safety protocol that will be used throughout our spaceflight program. We expect to conclude the final portion of the test flight program, which includes a submission to the Federal Aviation Administration for a modification to our license that will allow us to conduct a spaceflight with a customer on board, and begin commercial operations in 2020. Any delays in successful completion of our test flight program will impact our ability to generate human spaceflight revenue.

Customer Demand

While not yet in commercial service for human spaceflight, we have already received significant interest from potential Future Astronauts. Going forward, we expect the size of our backlog and the number of Future Astronauts that have flown to space on our spaceflight system to be an important indicator of our future performance. As of September 30, 2019, we had reservations for SpaceShipTwo flights from 606 Future Astronauts. Since 2014, we have not been actively selling our astronaut experience, having established a proof of market and in order to focus resources on community management and achieving technological feasibility of our spaceflight system, but we have received more than 3,000 flight reservation inquiries since SpaceShipTwo’s first spaceflight in December 2018.

Available Capacity and Annual Flight Rate

We face constraints of resources and competing demand for our human spaceflights. We expect to commence commercial operations with a single SpaceShipTwo, VSS Unity, and a single WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our only spaceflight system. As a result, our annual flight rate will be constrained by the availability and capacity of this spaceflight system. To reduce this constraint, we are in various stages of designing, testing and manufacturing two additional SpaceShipTwo vehicles as well as an additional WhiteKnightTwo carrier. We believe that expanding the fleet will allow us to increase our annual flight rate.

Safety Performance of Our Spaceflight Systems

Our spaceflight systems are highly specialized with sophisticated and complex technology. We have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous quality standards. However, our spaceflight systems are still subject to operational and process problems, such as manufacturing and design issues, pilot errors, or cyber-attacks. Any actual or perceived safety issues may result in significant reputational harm to our business and our ability to generate human spaceflight revenue.

Component of Results of Operations

Revenue

To date, we have primarily generated revenue by transporting scientific payloads using our spaceflight systems and by providing engineering services as a subcontractor to the primary contractor of a long-term contract with the U.S. government. We also have generated revenues from a sponsorship arrangement.

Following the commercial launch of our human spaceflight services, we expect the significant majority of our revenue to be derived from sales of tickets to fly to space. We also expect that we will continue to receive a small portion of our revenue by providing services relating to the research, design, development, manufacture and integration of advanced technology systems.

Cost of Revenue

Costs of revenue related to spaceflights include costs related to the consumption of a rocket motor, fuel, payroll and benefits for our pilots and ground crew, and maintenance. Cost of revenue related to the engineering services consist of expenses related to materials and human capital, such as payroll and benefits. Once we have completed our test flight program and commenced commercial operations, we will capitalize the cost to construct any additional SpaceShipTwo vehicles. Cost of revenue will include vehicle depreciation once those spaceships are placed into service. We have not capitalized any spaceship development costs to date.

Gross Profit and Gross Margin

Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin has varied historically based on the mix of revenue-generating spaceflights and engineering services. As we approach the commercialization of our spaceflights, we expect our gross profit and gross margin may continue to vary as we scale our fleet of spaceflight systems.

Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities, including the lease with Spaceport America, and equipment; professional fees; and other general corporate costs. Human capital expenses primarily include salaries and benefits. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Research and Development

Research and development expense represents costs incurred to support activities that advance our human spaceflight towards commercialization, including basic research, applied research, concept formulation studies, design, development, and related testing activities. Research and development costs consist primarily of the following costs for developing our spaceflight systems:

•	flight testing programs, including rocket motors, fuel, and payroll and benefits for pilots and ground crew performing test flights;

•	equipment, material, and labor hours (including from third party contractors) for developing the spaceflight system’s structure, spaceflight propulsion system, and flight profiles; and

•	rent, maintenance, and depreciation of facilities and equipment and other overhead expenses allocated to the research and development departments.

As of September 30, 2019, our current primary research and development objectives focus on the development of our SpaceShipTwo vehicles for commercial spaceflights and developing our RocketMotorTwo, a hybrid rocket propulsion system that will be used to propel our SpaceShipTwo vehicles into space. The successful development of SpaceShipTwo and RocketMotorTwo involves many uncertainties, including:

•	timing in finalizing spaceflight systems design and specifications;

•	successful completion of flight test programs, including flight safety tests;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and components;

•	performance of our third-party contractors that support our research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to research and development activities; and

•	our ability to continue funding and maintain our current research and development activities.

A change in the outcome of any of these variables could delay the development of SpaceShipTwo and RocketMotorTwo, which in turn could impact when we are able to commence our human spaceflights.

As we are currently still in our final development and testing stage of our spaceflight system, we have expensed all research and development costs associated with developing and building our spaceflight system. We expect that our research and development expenses will decrease once technological feasibility is reached for our spaceflight systems as the costs incurred to manufacture additional SpaceShipTwo vehicles, built by leveraging the invested research and development, will no longer qualify as research and development activities.

Interest Income

Interest income consists primarily of interest earned on cash and cash equivalents held by us in interest bearing demand deposit accounts.

Interest Expense

Interest expense relates to our capital lease obligations.

Other Income

Other income consists of miscellaneous non-operating items, such as public relations events, merchandising, and legal settlements.

Income Tax Provision

We are subject to income taxes in the United States and the United Kingdom. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Operations

The following tables set forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Revenue	$832	$386	$446	116%	$3,252	$1,562	$1,690	108%
Cost of revenue	406	68	338	497	1,690	387	1,303	337

Gross profit	426	318	108	34	1,562	1,175	387	33
Operating expenses:
Selling, general and administrative expenses	17,814	13,636	4,178	31	44,719	37,389	7,330	20
Research and development expenses	34,528	26,456	8,072	31	96,119	84,971	11,148	13

Operating loss	(51,916)	(39,774)	(12,142)	31	(139,276)	(121,185)	(18,091)	15
Interest income	387	164	223	136	1,137	344	793	231
Interest expense	—	2	(2)	(100)	2	8	(6)	(75)
Other income	91	463	(372)	(80)	128	28,542	(28,414)	(100)

Loss before income taxes	(51,438)	(39,149)	(12,289)	31	(138,013)	(92,307)	(45,706)	50
Income tax expense	37	35	2	6	123	115	8	7

Net loss	$(51,475)	$(39,184)	$(12,291)	31%	$(138,136)	$(92,422)	$(45,714)	49%

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018 and Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Revenue

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Revenue	$832	$386	$446	116%	$3,252	$1,562	$1,690	108%

Three months ended September 30, 2019 compared to three months ended September 30, 2018. Revenue increased by $0.4 million, or 116%, to $0.8 million for the three months ended September 30, 2019 from $0.4 million for the three months ended September 30, 2018 primarily due to an increase in engineering services provided under long-term U.S. government contracts.

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Revenue increased by $1.7 million, or 108%, to $3.3 million for the nine months ended September 30, 2019 compared to $1.6 million for the nine months ended September 30, 2018. This is primarily due to flying payload in February 2019 in connection with our testing program and an increase in engineering services providing under long-term U.S. government contracts in 2019.

Cost of Revenue and Gross Profit

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Cost of revenue	$406	$68	$338	497%	$1,690	$387	$1,303	337%
Gross profit	$426	$318	$108	34%	$1,562	$1,175	$387	33%
Gross margin	51%	82%			48%	75%

Three months ended September 30, 2019 compared to three months ended September 30, 2018. Cost of revenue increased by $0.3 million, or 497%, to $0.4 million for the three months ended September 30, 2019 from $0.1 million for the three months ended September 30, 2018. The change in cost of revenue is primarily due to labor costs associated with providing engineering services under long-term U.S. government contracts. Gross profit increased by $0.1 million, or 34%, to $0.4 million for the three months ended September 30, 2019 from $0.3 million for the three months ended September 30, 2018. Gross margin for the three months ended September 30, 2019 decreased by 31 percentage points compared to the three months ended September 30, 2018. The increase in gross profit and the decrease in gross margin is primarily driven by smaller gross margins associated with the increased mix of long-term engineering services.

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Cost of revenue increased by $1.3 million, or 337%, to $1.7 million for the nine months ended September 30, 2019 from $0.4 million for the nine months ended September 30, 2018. The change in cost of revenue is primarily due to labor costs associated with providing engineering services under long-term U.S. government contracts and flight costs for flying payload in February 2019. Gross profit increased by $0.4 million, or 33%, to $1.6 million for the nine months ended September 30, 2019 from to $1.2 million for the nine months ended September 30, 2018. Gross margin for the nine months ended September 30, 2019 decreased by 27 percentage points compared to the nine months ended September 30, 2018. The increase in gross profit and the decrease in gross margin is primarily driven by smaller gross margins associated with the increased mix of long-term engineering services and similarly for flying payload in February 2019.

Selling, General and Administrative Expenses

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Selling, general and administrative expense	$17,814	$13,636	$4,178	31%	$44,719	$37,389	$7,330	20%

Three months ended September 30, 2019 compared to three months ended September 30, 2018. Selling, general and administrative expenses increased by $4.2 million, or 31%, to $17.8 million for the three months ended September 30, 2019 from $13.6 million for the three months ended September 30, 2018. The $4.2 million increase was primarily due to general corporate growth, including preparation for becoming a public company in connection with the Transactions.

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Selling, general and administrative expenses increased by $7.3 million, or 20%, to $44.7 million for the nine months ended September 30, 2019 from $37.4 million for the nine months ended September 30, 2018. This $7.3 million increase was primarily due to general corporate growth, including preparation for becoming a public company in connection with the Transactions.

Research and Development Expenses

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Research and development expenses	$34,528	$26,456	$8,072	31%	$96,119	$84,971	$11,148	13%

Three months ended September 30, 2019 compared to three months ended September 30, 2018. Research and development expenses increased by $8.1 million, or 31%, to $34.5 million for the three months ended September 30, 2019 from $26.5 million for the three months ended September 30, 2018. The increase was primarily due to costs associated with developing our spaceflight system, of which $6.5 million was due to increased material costs and $1.1 million was due to increased human capital expense, such as payroll, benefits and third-party contractor costs, related to growth in our engineering research and development headcount. Total spaceflight system development costs incurred during the three months ended September 30, 2019 was $30.0 million as compared to $22.3 million for the three months ended September 30, 2018. Research and development expense also included an increase of $0.4 million associated with the cost of test flights which totaled $4.6 million for the three months ended September 30, 2019, as compared to $4.2 million for the three months ended September 30, 2018. Test flight expenses include costs related to consumption of rocket motors, fuel, and payroll and benefit costs for our pilots and ground crew.

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Research and development expenses increased by $11.1 million, or 13%, to $96.1 million for the nine months ended September 30, 2019 from $85.0 million for the nine months ended September 30, 2018. The increase was due to costs associated with developing our spaceflight system, of which $7.5 million was due to increased material costs and $3.1 million was due to increased human capital expenses, such as payroll, benefits and third-party contractor costs, related to growth in our engineering research and development headcount. Total spaceflight system development costs incurred during the nine months ended September 30, 2019 was $83.6 million as compared to $73.0 million for the nine months ended September 30,

2018. The remaining increase in research and development of $0.5 million is due to costs associated with test flights which totaled $12.5 million for nine months ended September 30, 2019 as compared to $12.0 million for the nine months ended September 30, 2018. Test flight expenses include costs related to consumption of rocket motors, fuel, and payroll and benefit costs for our pilots and ground crew.

Interest Income

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Interest income	$387	$164	$223	136%	$1,137	$344	$793	231%

Interest income increased by $0.2 million, or 136%, to $0.4 million for the three months ended September 30, 2019 from $0.2 million for the three months ended September 30, 2018. Interest income increased by $0.8 million, or 231%, to $1.1 million for the nine months ended September 30, 2019 from $0.3 million for the nine months ended September 30, 2018. The increases for the three months and nine months ended September 30, 2019 as compared to the three and nine months ended September 30, 2018 were primarily due to customer deposits held in depository accounts being moved to a higher interest-bearing account in the second half of 2018.

Interest Expense

Interest expense was immaterial for the three and nine months ended September 30, 2019 and 2018.

Other Income

	Three Months Ended September 30,		$ Change	% Change	Nine Months Ended September 30,		$ Change	% Change
	2019	2018			2019	2018
	($ in thousands)				($ in thousands)
Other income	$91	$463	$(372)	(80)%	$128	$28,542	$(28,414)	(100)%

Other income for the three months ended September 30, 2019, decreased by $0.4 million, or 80%, to $0.1 million from $0.5 million for the three months ended September 30, 2018. Other income decreased by $28.4 million, or 100%, to $0.1 million for the nine months ended September 30, 2019 from $28.5 million for the nine months ended September 30, 2018 primarily due to the $28.0 million gain from a legal settlement received from one of our suppliers during the first half of the year ended December 31, 2018.

Income Tax Expense

Income tax expense was immaterial for the three months and nine months ended September 30, 2019 and 2018. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses shown above are primarily related to minimum state filing fees in the states where we have operations as well as corporate income taxes for our operations in the United Kingdom, which operates on a cost-plus arrangement.

Liquidity and Capital Resources

Prior to the consummation of the Transactions, our operations had historically participated in cash management and funding arrangements managed by V10. Only cash and cash equivalents held in bank accounts legally owned by entities dedicated to us are reflected in the condensed consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by V10 were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from V10 by us have been reflected as a component of net parent investment and membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

As of September 30, 2019, we had cash and cash equivalents of $85.5 million. From the time of our inception to the consummation of the Transactions, we have financed our operations and capital expenditures through cash flows financed by V10. We expect our principal sources of liquidity following the Transactions and the Boeing investment will be our cash and cash equivalents and any additional capital we may obtain through borrowings or additional sales of our equity securities.

Historical Cash Flows

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Net cash provided by (used in)
Operating activities	$(128,286)	$(101,905)
Investing activities	(13,680)	(6,655)
Financing activities	146,064	110,089

Net change in cash and cash equivalents	$4,098	$1,529

Operating Activities

Net cash used in operating activities was $128.3 million for the nine months ended September 30, 2019, primarily consisting of $138.1 million of net losses, adjusted for non-cash items, which primarily included depreciation and amortization expense of $4.9 million and a $5.3 million increase in cash provided by an increase in due to related parties, net, accounts payable and accrued liabilities and customer deposits and decreases in prepayments and other current assets and accounts receivable offset by an increase in inventories and other noncurrent assets.

Net cash used in operating activities was $101.9 million for the nine months ended September 30, 2018, primarily consisting of $92.4 million of net losses, adjusted for non-cash items, which primarily included depreciation and amortization expense of $4.3 million and offset by a $13.3 million increase in cash consumed primarily by an increase in inventories, due from related party, net, and accounts receivable and a decrease in customer deposits, accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities was $13.7 million for the nine months ended September 30, 2019, primarily consisting of purchases of manufacturing equipment, leasehold improvements at the Mojave Air and Space Port facility, purchases of furniture and fixtures, IT infrastructure upgrades, and spare parts as well as construction activities at the Gateway to Space facility and at spaceflight systems fueling facilities.

Net cash used in investing activities was $6.7 million for the nine months ended September 30, 2018, primarily consisting of purchases of manufacturing equipment, upgrades to communications systems, design and architectural services for the Gateway to Space facility and the purchase of a support aircrafts and spare parts.

Financing Activities

Net cash provided by financing activities was $146.1 million for the nine months ended September 30, 2019, consisting primarily of equity contributions received from V10.

Net cash provided by financing activities was $110.1 million for the nine months ended September 30, 2018, consisting primarily of equity contributions received from V10.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development of our spaceflight system and the commercialization of our human spaceflight operations. In addition, we expect cost of revenue to increase significantly as we commence commercial operations and add additional spaceships to our operating fleet.

Specifically, our operating expenses will increase as we:

•	scale up our manufacturing processes and capabilities to support expanding our fleet with additional spaceships, carrier aircraft and rocket motors upon commercialization;

•	pursue further research and development on our future human spaceflights, including those related to our research and education efforts, supersonic and hypersonic point-to-point travel;

•	hire additional personnel in research and development, manufacturing operations, testing programs, and maintenance as we increase the volume of our spaceflights upon commercialization;

•	seek regulatory approval for any changes, upgrades or improvements to our spaceflight technologies and operations in the future, especially upon commercialization;

•	maintain, expand and protect our intellectual property portfolio; and

•

hire additional personnel in management to support the expansion of our operational, financial, information technology, and other areas to support our operations as a public company upon the consummation of the Business Combination.

In connection with the entry into the Merger Agreement, on July 8, 2019, Corvina Holdings Ltd. an affiliate of V10, agreed to provide financial support sufficient for us to satisfy our obligations and debt service requirements as they come due and will satisfy, on a timely basis, all our liabilities and obligations that we are unable to satisfy when due from July 8, 2019 through and including the earlier of (i) October 31, 2020 and (ii) the date on which we obtain adequate third-party funding required to satisfy the above. The latter was accomplished with the proceeds received upon the consummation of the Transactions, and the Boeing investment.

We expect that our cash and cash equivalents as of September 30, 2019 and the additional cash and cash equivalents we received upon the consummation of the Transactions and the Boeing investment will enable us to fund our operating expenses and capital expenditure requirements for at least 24 months. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.

Additionally, we are in the final phases of developing our commercial spaceflight program. While we anticipate initial commercial launch in 2020 with a single SpaceShipTwo, we currently have two additional SpaceShipTwo vehicles under construction and expect the direct costs to complete these two vehicles to be in the range of $40 million to $60 million. Assuming commercial adoption of our human spaceflight program occurs at the level we anticipate, we plan to expand the fleet to a total of five SpaceShipTwo vehicles by the end of 2023. We anticipate the costs to manufacture additional vehicles will begin to decrease as we continue to scale up our manufacturing processes and capabilities. Until we have achieved technological feasibility with our spaceflight systems, we will not capitalize expenditures incurred to construct any additional components of our spaceflight systems and continue to expense these costs as incurred to research and development.

The commercial launch of our human spaceflight program and the anticipated expansion of our fleet have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Some of these risk and uncertainties are described in more detail in the Proxy Statement/Prospectus under the heading “Risk Factors—Risks Related to VGH, Inc.’s Business” as incorparted by reference into the Original Report.

Commitments and Contingencies

The following table summarizes our contractual obligations as of September 30, 2019.

		Payments Due by Periods (1)
	Total	< 1 year	1-3 years	3-5 years	> 5 years
	(In thousands)
Operating lease obligations	$48,439	$1,018	$7,772	$7,310	$32,339

We are a party to operating leases primarily for land and buildings (e.g., office buildings, warehouses and spaceport) and certain equipment (e.g., copiers) under non-cancelable operating leases. These leases expire at various dates through 2035.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies related to revenue recognition, inventories, research and development, income taxes, stock-based compensation, and the cash incentive plan have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.

There have been no material changes to our critical accounting policies and estimates as described in the historical audited combined financial statements of the VG Companies as of and for the year ended December 31, 2018, which are included in the Proxy Statement/Prospectus beginning on page F-29 and incorporated by reference into the Original Report and this Amendment, other than as described in the section herein titled “Recent Accounting Pronouncements.”

Recent Accounting Pronouncements

Please refer to Note 2 in our condensed consolidated financial statements included in Exhibit 99.2 to Amendment No. 2 for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of Amendment No. 2.

Quantitative and Qualitative Disclosures about Market Risk

We have operations within the United States and the United Kingdom and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk

Cash and cash equivalents consist solely of cash held in depository accounts and as such are not affected by either an increase or decrease in interest rates. Furthermore, we consider all highly liquid investments with a maturity of three months or less as cash equivalents. Currently, we do not possess any cash equivalents, but if we did, the short-term nature of these investments would also not be significantly impacted by changes in the interest rates. We believe that a 10% increase or decrease in interest rates would not have a material effect on our interest income or expense.

Foreign Currency Risk

The functional currency of our operations in the United Kingdom is the local currency (pound sterling). We translate the financial statements of the operations in the United Kingdom to United States Dollars and as such we are exposed to foreign currency risk. Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk is not material to our overall operations and results.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our combined financial statements as of and for the year ended December 31, 2018, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of a sufficient number of personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment our information technology and application controls in our financial reporting.

We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

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We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes.

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We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate.

•	We are designing and implementing information technology and application controls in our financially significant systems to address our relative information processing objectives.

•	We are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

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Finally, we are designing and implementing additional integration in our financially significant systems to provide that our information technology processes alongside efforts in our business processes, are supporting our internal control over financial reporting.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.